Exhibit 99.1
FOR IMMEDIATE DISTRIBUTION
FuelCell Energy Reports Fourth Quarter and Fiscal Year 2009 Results
and Latest Accomplishments
•	FuelCell Energy and POSCO Power sign agreement localizing certain manufacturing in South Korea

•	POSCO Power pays $10 million licensing fee and invests $25 million in FuelCell Energy common stock

•	Product cost-to-revenue ratio improved to 1.40 in the fourth quarter v. 1.54 in the prior year

•	New higher power output, cost-reduced megawatt-class power plants produced
DANBURY, Conn. — Dec. 9, 2009 — FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of high efficiency ultra-clean power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today reported results and accomplishments for its fourth quarter and fiscal year ended October 31, 2009.
Financial Results
FuelCell Energy reported total revenues for the fourth quarter of 2009 of $20.4 million compared to $26.2 million in the same period last year. Product sales and revenues in the fourth quarter were $16.7 million compared to $23.3 million in the prior year quarter. Lower product revenues reflect decreased U.S. market activity due to difficult credit markets, partially offset by sales to POSCO Power, FuelCell Energy’s manufacturing and distribution partner in South Korea.
Research and development contract revenue was $3.7 million compared to $2.8 million in the prior year quarter. Higher research and development contract revenue is attributable to increased activity on the Company’s solid oxide fuel cell development contract with the U.S. Department of Energy (DOE).
The product cost-to-revenue ratio was 1.40-to-1 in the fourth quarter compared to 1.54-to-1 in the fourth quarter of 2008. The cost-to-revenue ratio improved due to lower product costs and resulted in higher product margins compared to last year. FuelCell Energy began producing its new, lower cost megawatt-class products in the latter half of 2009. The cost ratio and margins in the quarter were impacted by costs to commission the first multi-megawatt power plants in South Korea.
Net loss to common shareholders for the fourth quarter of 2009 improved 33 percent year-over-year to $16.2 million or $0.21 per basic and diluted share from a net loss to common shareholders of $24.3 million or $0.35 per basic and diluted share in the fourth quarter of 2008. Net losses declined primarily due to sales of higher-margin products.

FuelCell Energy Fourth Quarter 2009 Results
Total cash and investments were $64.8 million as of October 31, 2009. Cash increased in the fourth quarter by $11.8 million as POSCO Power paid an upfront licensing fee of $10 million and invested $25 million in FuelCell Energy common stock at $3.59 per share. Excluding these transactions, net cash use was $23.2 million compared to $17.5 million in the fourth quarter of 2008. Cash use in the 2009 fourth quarter was impacted by longer than anticipated commissioning for the units in South Korea, which delayed customer milestone payments. Commissioning for these units was completed at the end of the fourth quarter. Capital spending for the 2009 fourth quarter was approximately $0.5 million and depreciation expense for the period was $2.0 million.
For the year ended October 31, 2009, FuelCell Energy revenues were $88.0 million compared to $100.7 million reported in 2008. Product sales and revenues were $73.8 million in 2009 compared to $82.7 million in 2008. Revenues from POSCO Power in fiscal 2009 were $56.1 million or 64 percent of the Company’s total revenues compared to $46.2 million or 46 percent in fiscal 2008. FuelCell Energy’s product backlog, including long-term service agreements, was $90.7 million compared to last year’s $87.6 million reflecting continued strong orders from South Korea.
Research and development contract revenues were $14.2 million compared to $18.0 million in 2008. Research and development contract backlog was $14.2 million as of October 31, 2009 compared to $4.8 million on October 31, 2008.
The product cost-to-revenue ratio improved 10 percent to 1.45-to-1 in 2009 compared to 1.62-to-1 in 2008. Net loss to common shareholders was $72.5 million or $1.00 per basic and diluted share, compared to a net loss to common shareholders of $96.6 million or $1.41 per basic and diluted share, primarily due to lower product costs compared to the prior year.
Corporate Highlights
“In the latter half of 2009, we began producing our new lower cost megawatt-class power plants which we believe with sales volume will move our Company to profitability,” said R. Daniel Brdar, Chairman and CEO of FuelCell Energy. “We also signed a licensing agreement with POSCO Power localizing certain manufacturing to reduce product costs and expand our global manufacturing capacity and market reach.”
Leadership in Key Markets
Brdar continued, “Although the financial crisis has slowed sales in the U.S., our sales in South Korea remain strong. Additionally, it is clear that public policy, governments and customers are committed to increasing clean energy generation and stationary fuel cells are a critical part of the clean energy solution.”
South Korea: The new POSCO Power licensing agreement allowing POSCO to produce fuel cell stack modules from cells and components provided by FuelCell Energy is part of FuelCell Energy’s strategy to localize certain power plant manufacturing. Locating final assembly closer to end users reduces costs, ensures products meet the needs of individual markets, and in effect, expands FuelCell Energy’s manufacturing capacity. As POSCO Power expands sales of FuelCell Energy’s products, it drives demand for fuel cell components produced by the Company.

FuelCell Energy Fourth Quarter 2009 Results
Approximately 23 megawatts (MW) of Direct FuelCell (DFC) power plants are currently generating electricity for South Korea’s power grid. POSCO Power has ordered more than 68 MW of FuelCell Energy’s products to date and built a 50 MW facility to manufacture balance-of-plant systems in South Korea. With the new license, POSCO Power will build an additional facility to assemble and manufacture fuel cell modules.
South Korea continues to push ahead of other countries with its clean energy mandates. It committed to spend 2 percent of its gross national product for clean energy projects and is currently pursuing the passage of an $85.8 billion renewable energy plan that includes a renewable portfolio standard (RPS) mandating 4.3 percent clean energy by 2015, approximately 2,800 MW, and 11 percent by 2030, or approximately 7,150 MW. The RPS is expected to include fuel cells operating on natural gas.
California: California’s Self-Generation Incentive Program (SGIP) provides approximately $83 million for clean power technologies annually, including fuel cells, and in October it was extended through 2015. Fuel cell projects up to 3 MW are eligible for up to $4,500 per kilowatt (kW) when operating on biogas and up to $2,500 per kW on natural gas.
In October, California’s governor signed SB 32, a new feed-in-tariff for renewable power generation installations. A feed-in-tariff is a mechanism for utilities to buy energy that customers produce on-site. Programs like these support clean energy generation and demonstrate California’s continued commitment to distributed generation, including stationary fuel cells. Over 40 percent of FuelCell Energy’s installations in California are operating on biogas and a renewable feed-in-tariff could expand the market even further.
Connecticut: Connecticut’s RPS requires utilities to purchase 27 percent of their peak electricity needs, or about 1,000 MW, from clean power sources by 2020. During 2009, Connecticut’s Department of Utility Control finalized the selection of 27.3 MW of projects incorporating FuelCell Energy power plants, bringing the total approved projects to 43.5 MW. All of the projects utilize FuelCell Energy’s 2.8 MW DFC3000 power plants either alone or in combination with turbines.
Each of these projects has executed power purchase agreements with utilities. FuelCell Energy and the project developers are in discussions with financiers to fund the projects. Parallel to this process, the Company is submitting applications for the projects under the U.S. Department of Energy’s $6 billion loan guarantee program.
Canada: The Ontario government ruled in September that gas distribution companies may own and operate power plants that generate both electricity and heat, including fuel cells operating on natural gas, up to 10 MW per facility. In conjunction with this ruling, it is anticipated that Ontario will implement a type of standard offer program so that clean technologies can complement the policy objectives of Ontario’s Green Energy Act and Ontario’s feed-in-tariff for renewables. This clean standard offer is expected to encourage the installation of clean energy generation that would include stationary fuel cells.

FuelCell Energy Fourth Quarter 2009 Results
FuelCell Energy and Enbridge installed the first DFC-ERG in Ontario last year. This power plant combines FuelCell Energy’s ultra-clean power plant with an unfired turbine and is designed for natural gas letdown stations. The fuel cell generates electricity and provides heat for the gas pipeline while the turbine uses the gas depressurization energy to produce additional electricity. DFC-ERG power plants deliver approximately 60 percent electrical efficiency — more than any other distributed generation technology in operation today.
Cost Reduction and Manufacturing
During the second half of 2009, FuelCell Energy’s newest megawatt-class power plants went into production. These products are lower cost due to a power increase from 300 to 350 kW per fuel cell stack, technology improvements, and better component and raw materials pricing derived from volume manufacturing and global sourcing.
Leveraging on the Company’s cost reduction success, FuelCell Energy completed the commercial design and sourcing strategy for its new DFC/Turbine power plant. This product is designed for use by utilities and independent power producers that want to combine higher clean energy output with maximum electrical efficiency. The DFC/Turbine has an electrical efficiency of approximately 60 percent and features the near-zero emissions common to all DFC fuel cell power plants.
Government Research and Development Contracts
The DOE awarded FuelCell Energy approximately $1.9 million for the development of a Microchannel High Temperature Recuperator. Microchannels are tiny passages in the heat exchangers (recuperators) that significantly enhance heat recovery effectiveness and potentially reduce recuperator cost.
The U.S. Department of Defense’s Engineer Research and Development Center — Construction Engineering Research Laboratory (ERDC-CERL) awarded FuelCell Energy approximately $1.5 million to continue development of its electrochemical hydrogen separator (EHS). The EHS system separates pure hydrogen from gas internally generated in a fuel cell that can be used for industrial and transportation applications.
Early in 2009, FuelCell Energy was awarded the $30.2 million contract for Phase II of a 10-year, three-phase program created by the DOE Office of Fossil Energy Solid State Energy Conversion Alliance. This program’s goal is to develop megawatt-class coal-based solid oxide fuel cell power plants for use as high efficiency central generation facilities. All of the interim program milestones for technical performance and cost in 2009 were met.
Conference Call Information
FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on December 10th to discuss the fourth quarter and year-end 2009 results.

FuelCell Energy Fourth Quarter 2009 Results
The details for accessing the live call are as follows:
•	From the U.S. or Canada please dial 877-857-6163

•	Outside the U.S. and Canada, please call 719-325-4904

•	The passcode is FuelCell Energy

•	The live webcast will be posted on the Company’s Investors’ page at www.fuelcellenergy.com.
An audio replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on Thursday, December 17, 2009:
•	From the U.S. and Canada please dial 888-203-1112

•	Outside the U.S. or Canada please call 719-457-0820

•	Enter confirmation code 8245926

•	The webcast will be archived on the Company’s Investors’ page at www.fuelcellenergy.com.
DFC® fuel cells are generating power at over 55 locations worldwide. The company’s power plants have generated approximately 400 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	Lisa Lettieri
203-830-7494
FuelCell Energy, Inc.
ir@fce.com
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FuelCell Energy Fourth Quarter 2009 Results
FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	October 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$57,823	$38,043
Investments: U.S. treasury securities	7,004	30,406
Accounts receivable, net	22,920	16,096
Inventories, net	25,433	24,523
Other current assets	6,499	8,952

Total current assets	119,679	118,020

Property, plant and equipment, net	32,394	38,259
Investments: U.S. treasury securities	—	18,434
Investment and loan to affiliate	10,064	10,405
Other assets, net	551	358

Total assets	$162,688	$185,476

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$997	$795
Accounts payable	8,484	16,287
Accounts payable due to affiliate	1,584	724
Accrued liabilities	14,423	11,023
Deferred revenue, royalty income and customer deposits	17,013	29,585

Total current liabilities	42,501	58,414

Long-term deferred revenue and royalty income	10,124	2,672
Long-term debt and other liabilities	4,410	4,075

Total liabilities	57,035	65,161

Redeemable minority interest	14,976	13,307
Redeemable preferred stock ($0.01 par value, liquidation preference of $64,120 at October 31, 2009 and 2008.)	59,950	59,950
Shareholders’ equity:
Common stock ($.0001 par value); 150,000,000 shares authorized at October 31, 2009 and 2008; 84,387,741 and 68,782,446 shares issued and outstanding at October 31, 2009 and 2008, respectively.	8	7
Additional paid-in capital	631,296	578,337
Accumulated deficit	(600,575)	(531,286)
Accumulated other comprehensive loss	(2)	—
Treasury stock, Common, at cost (5,679 and 8,981 shares at October 31, 2009 and 2008, respectively.)	(53)	(90)
Deferred compensation	53	90

Total shareholders’ equity	30,727	47,058

Total liabilities and shareholders’ equity	$162,688	$185,476

FuelCell Energy Fourth Quarter 2009 Results
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)

	Three Months Ended
	October 31,
	2009	2008
Revenues:
Product sales and revenues	$16,727	$23,320
Research and development contracts	3,685	2,849

Total revenues	20,412	26,169

Costs and expenses:
Cost of product sales and revenues	23,366	35,831
Cost of research and development contracts	3,010	2,415
Administrative and selling expenses	4,305	4,432
Research and development expenses	4,394	6,314

Total costs and expenses	35,075	48,992

Loss from operations	(14,663)	(22,823)

Interest expense	(74)	(35)
Loss from equity investments	(235)	(572)
Interest and other income, net	130	419

Loss before redeemable minority interest	(14,842)	(23,011)

Redeemable minority interest	(533)	(473)

Loss before provision for income taxes	(15,375)	(23,484)

Provision for income taxes	—	—

Net loss	(15,375)	(23,484)

Preferred stock dividends	(802)	(802)

Net loss to common shareholders	$(16,177)	$(24,286)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.21)	$(0.35)

Basic and diluted weighted average shares outstanding	77,625,323	68,783,020

FuelCell Energy Fourth Quarter 2009 Results
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)

	Fiscal Year Ended
	October 31,
	2009	2008
Revenues:
Product sales and revenues	$73,804	$82,748
Research and development contracts	14,212	17,987

Total revenues	88,016	100,735

Costs and expenses:
Cost of product sales and revenues	107,186	134,038
Cost of research and development contracts	11,063	16,059
Administrative and selling expenses	17,413	19,968
Research and development expenses	19,334	23,471

Total costs and expenses	154,996	193,536

Loss from operations	(66,980)	(92,801)

Interest expense	(265)	(100)
Loss from equity investments	(812)	(1,867)
Interest and other income, net	860	3,268

Loss before redeemable minority interest	(67,197)	(91,500)

Redeemable minority interest	(2,092)	(1,857)

Loss before provision for income taxes	(69,289)	(93,357)

Provision for income taxes	—	—

Net loss	(69,289)	(93,357)

Preferred stock dividends	(3,208)	(3,208)

Net loss to common shareholders	$(72,497)	$(96,565)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(1.00)	$(1.41)

Basic and diluted weighted average shares outstanding	72,392,928	68,570,689